Exhibit 10.1

Exchange Agreement

THIS EXCHANGE AGREEMENT (the “Agreement”) dated as of February 2, 2022 (the “Effective Date”) is entered into between The Greenrose Holding Company Inc. (“Greenrose Holding” or the “Company”) and Greenrose Associates LLC (“Associates”) regarding the exchange of an aggregate debt obligations of $2,640,500 owed by Greenrose Holding to Associates (the “Aggregate Debt Obligation”).

WHEREAS, the Aggregate Debt Obligation evidenced by series of promissory notes issued by Greenrose Holding to Associates, is summarized on Exhibit A hereto;

WHEREAS, in lieu of repaying the Aggregate Debt Obligation in cash, Greenrose Holding and Associates hereby agree to settle as of the Effective Date the Aggregate Debt Obligation by Greenrose Holding issuing to Associates unregistered equity securities of the Company consisting of: (i) 685,289 fully paid and nonassessable shares of common stock of the Company, par value of $0.0001 per share (the “Common Stock”); and (ii) 1,892,500 non-callable private warrants (entitling the holder thereof to purchase one share of Common Stock at $11.50 per share for three (3) years )(“Private Warrants”) (collectively clauses (i) and (ii) are referred to here as the “Exchange Consideration”).

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

Article I. THE EXCHANGE:

1.1	As of the Effective Date, (a) the Company issues to Associates (i) 685,289 shares of Common Stock and (ii) 1,892,500 Private Warrants;

1.2	In exchange for the undertakings of Section 1.1 hereto, Associates acknowledges and agrees with the Company to cancel, extinguish, nullify, void and forever discharge and treat as satisfied in full the Aggregate Debt Obligation.

1.3	As of the Effective Date and upon issuance of the Exchange Consideration, the Aggregate Debt Obligation will thereupon be deemed cancelled, extinguished, null, void, discharged and satisfied in full (for the avoidance of doubt, with respect to the promissory notes evidencing the Aggregate Debt Obligation and any ancillary, related, contingent, collateral or other obligations related thereto), represented solely the right to receive the Exchange Consideration. Except for obligations created under this Agreement, by accepting this Agreement, Associates forever releases relieves and discharges the Company and the Company’s past, present and future affiliates, subsidiaries, predecessors, successors, assigns, attorneys, employees, directors, officers, stockholders, agents, and representatives, from any and all claims, demands, actions, cause or causes of action, suits, debts, sums of money, controversies, damages, obligations, breaches and liabilities of every kind and nature, whether known or unknown, in law, equity or otherwise, that have existed or may exist as of the date of this Agreement relating to the Exchange Consideration and all matters and agreements in connection therewith and related thereto.

Article II. REPRESENTATIONS AND WARRANTIES OF ASSOCIATES

Associates hereby makes the representations and warranties set forth below with the express intention that they be relied upon by the Company in determining the suitability of Associates to purchase the Common Stock.

2.1	Associates is fully aware that the Common Stock has not been registered under the Securities Act of 1933, as amended (the “Act”), or under any applicable state securities law. Associates further understands that the Common Stock will be issued in reliance on the exemptions from the registration requirements of the Act and in reliance on exemptions from the registration requirements of various state securities laws, on the grounds that the offering of Common Stock has been limited to investors who or which qualify as accredited investors under the requirements of Rule 501(a) promulgated under the Act.

2.2	Associates is acquiring the Common Stock for its own account (or in such fiduciary capacity as is indicated) as principal for Associate’s investment and not with a view to resale or distribution.

2.3	Associates is able to bear the economic risk of the investment contemplated hereby, and either:

2.4	Associates has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment;

2.5	Associates has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment.

2.6	Associates has been given the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the Exchange Consideration and to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information that was otherwise provided, and Associates has not been furnished any other offering literature or prospectus.

2.7	Associates fully understands and agrees that Associates must bear the economic risk of investment in the Common Stock for an indefinite period of time because, among other reasons, the Common Stock being subscribed for hereunder have not been registered under the Act or under applicable state securities laws; there is no public market for the Common Stock; there are substantial restrictions on the transferability of the Common Stock being subscribed for hereunder; Associates may not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Act; and it may not be possible for Associates to liquidate the investment.

2.8	Associates as sought such accounting, legal and tax advice as Associates has considered necessary to make an informed investment decision.

2.9	Associates affirms the correctness of the its identification as an accredited investor and all other written or oral information concerning Associates ’s suitability provided to the Company by, or on behalf of, Associates.

Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties with the express intention they be relied upon by Associates in purchasing the Common Stock.

3.1	The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets.

3.2	The Company has all requisite corporate power to execute and deliver this Agreement and the Exchange Consideration and to carry out and perform its obligations under the terms of this Agreement.

3.3	All corporate action on the part of the Company, its directors and its members necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the issuance and delivery of the Exchange Consideration has been taken or will be taken. This Agreement and the Exchange Consideration, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

3.4	The execution, delivery and performance of this Agreement and the issuance and delivery of the Exchange Consideration will not result in any violation or be in conflict with or constitute a default under the Company’s organic documentation, any judgment, decree or order by which the Company is bound, any agreement to which the Company is a party or any statute, rule or regulation applicable to the Company or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any properties or assets of the Company.

3.5	No consent, approval, qualification, order or authorization of, or filing with, any governmental authority or any third party is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the offer, sale or issuance of the Exchange Consideration by the Company, or the consummation of any other transaction contemplated on the part of the Company hereby or thereby. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority or any third party is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the offer or issuance of the Exchange Consideration by the Company, except filings required pursuant to applicable federal and state securities laws and blue sky laws.

Article IV. MISCELLANEOUS

4.1	Amendment. Neither this Agreement nor any of the terms or provisions hereof may be amended, modified, supplemented or waived except by a written instrument signed by both of the parties hereto.

4.2	Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.3	Binding Agreement. This Agreement is a binding obligation of Associates and the Company and shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise expressly provided herein, neither this Agreement nor any of the parties’ rights, interests or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party.

4.4	Separability; Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

4.5	Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.6	Entire Agreement; Amendment. This Agreement (including all exhibits hereto), and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

4.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.8	Survival of Representations and Warranties. The representations, warranties and covenants of the Company and Associates contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing of the Exchange Consideration issuance, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Associates, their counsel, or the Company, as the case may be.

4.9	Further Assurances. At the request of the Company and without further conditions or consideration, Associates shall from time to time promptly provide such information and execute and deliver such other documents or instruments as may be necessary in the discretion of the Company for the Company to comply with any and all laws, rules and regulations to which the Company is subject.

4.10	Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of New York, without reference to the conflicts of law provisions thereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

The Greenrose Holding Company Inc.

By:	/s/ William Harley III
Name:	William Harley III
Title:	Chief Executive Officer

Greenrose Associates LLC

By:	/s/ William Harley III
Name:	William Harley III
Title:	Managing Member

Exhibit A

Aggregate Debt Obligation (1):

Non-interest Bearing Promissory Notes (Aggregate Total: $1,235,000)

●	Unsecured promissory note, dated June 18, 2021, in the principal amount of $300,000

●	Unsecured promissory note, dated August 26, 2021, in the principal amount of $450,000

●	Unsecured promissory note, dated September 9, 2021, in the principal amount of $180,000

●	Unsecured promissory note, dated September 20, 2021, in the principal amount of $65,000

●	Unsecured promissory note, dated October 1, 2021, in the principal amount of $100,000

●	Unsecured promissory note, dated November 1, 2021, in the principal amount of $140,000

Non- interest Bearing Convertible Promissory Notes (Aggregate Total: $2,000,000)

●	Unsecured promissory note, dated March 26, 2020, in the principal amount of $1,000,000

●	Unsecured promissory note, dated January 29, 2021, in the principal amount of $1,000,000

(1)	The Aggregate Deb of Obligation of $2,640,500 consists of a series of non-interest bearing promissory notes issued in June 2021, August 2021, September 2021, October 2021 and the November 2021, respectively, in the aggregate amount of $1,235,000 as well as non-interest bearing convertible promissory notes issued in March 2020 and January 2021, respectively, in the aggregate amount of $2,000,000. Extension fees of $594,500 paid by Greenrose Holding on behalf of Associates have been netted against the $1,235,000 owed under the non-interest bearing promissory notes for a net debt obligation under such notes of $640,500.